Exhibit 99.1

Date:	July 19, 2012	NEWS RELEASE
For Release:	IMMEDIATELY

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000
Contact:	James M. Farrell

HUBBELL REPORTS SECOND QUARTER RESULTS;

NET SALES OF $778.4 MILLION AND EARNINGS PER DILUTED SHARE OF $1.29

SHELTON, CT. (July 19, 2012) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2012.

Net sales in the second quarter of 2012 were $778.4 million, an increase of 10% compared to the $709.2 million reported in the second quarter of 2011. Operating income was $124.5 million, or 16.0% of net sales, compared to $105.1 million, or 14.8% of net sales, for the comparable period of 2011. Net income in the second quarter of 2012 was $77.5 million versus $65.2 million reported in the second quarter of 2011. Earnings per diluted share were $1.29 in the second quarter of 2012 compared to $1.07 reported in the second quarter of 2011. Free cash flow (defined as cash flow from operations less capital expenditures) was $49.9 million in the second quarter of 2012 versus $53.8 million reported in the comparable period of 2011.

For the first six months of 2012 net sales were $1.5 billion, an increase of 10% compared to the same period last year. Operating income was $226.2 million, or 15.1% of net sales, compared to $188.7 million, or 13.8% of net sales, for the comparable period of 2011. Net income in the first six months of 2012 was $140.7 million, an increase of 22% compared to the $115.5 million reported in the first six months of 2011. Earnings per diluted share were $2.34, or 24% above the $1.89 reported for the comparable period of 2011. Free cash flow was $83.6 million compared to $85.3 million reported in the first six months of 2011.

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OPERATIONS REVIEW

Timothy H. Powers, Chairman and Chief Executive Officer said “I am very pleased with our second quarter results. Our sales increased 10% led by our electrical products and utility businesses. In addition, acquisitions added two percentage points to our sales growth in the quarter. We also expanded our operating margin to 16.0% which represents a 120 basis point improvement compared to 2011. The strong margin improvement was due to higher sales, including price, and the benefit of lower commodity costs.

“Looking at our end markets, the utility demand was strong led by higher spending for transmission related projects while distribution demand also increased. On the industrial side, higher overall demand was primarily due to strength in the energy related industries. Our businesses that are tied to industrial production grew more modestly while high voltage test equipment was weaker. The U.S. non-residential new construction market remains somewhat mixed with improving conditions on the private side while public spending continues to decline. However, we are continuing to benefit from strong demand for renovation and relight projects. The residential market also improved driven by increased demand in the multi-family housing area.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on second quarter results in 2012 and 2011.

Electrical segment net sales in the second quarter of 2012 increased 8% to $536.3 million compared to $497.9 million reported in the second quarter of 2011. The sales increase was broad based and led by higher demand in the energy and residential markets. Acquisitions added 3% to sales in the quarter while higher pricing was offset by the impact of unfavorable foreign exchange rates. Compared to the second quarter of 2011, operating income increased 17% to $81.2 million, or 15.1% of net sales. The increase in operating income was primarily due to favorable price and commodity costs as well as higher sales. These benefits were partially offset by higher costs, including pension and benefit related expenses, in excess of productivity improvements.

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Hubbell’s Power segment net sales in the second quarter of 2012 increased 15% to $242.1 million compared to $211.3 million reported in the second quarter of 2011. The increase was broad based as sales of both transmission and distribution products grew by double-digits. Compared to the second quarter of 2011, operating income increased 21% to $43.3 million, or 17.9% of net sales. The increase in operating income was primarily due to higher sales. In addition, price realization and productivity improvements were in excess of all cost increases.

SUMMARY & OUTLOOK

Mr. Powers commented “Based on our first half results and leading market indicators, we expect net sales to increase by 6 to 8% for the year with the bias being to the high end of the range. As we have previously indicated, the second half comparisons to last year are more challenging due in large part to the significant level of transmission project shipments recorded in the second half of 2011. Looking at the specific markets, we have slightly increased our outlook for the utility market. We expect the growth to be led by strong demand for transmission related projects while distribution products should benefit from higher spending on maintenance of the network. Turning to the non-residential construction market, we do not expect any meaningful improvement in demand for new construction. However, we expect continued stronger demand in areas such as renovation and relight activity to allow us to grow overall within this market. We have increased our outlook for the residential market due to the strength of multi-family housing demand. The one end market where we have lowered our forecast slightly is in the industrial sector. We now have greater visibility into the second half for our longer cycle high voltage test business and we expect that to be weaker in the short term. In addition, our businesses that are exposed to general industrial production have recently slowed somewhat although we continue to expect growth in that area.”

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Mr. Powers concluded “Based on our strong performance in the first half of the year, we anticipate being able to generate record EPS in 2012. We expect to increase our operating margin by at least 50 basis points for the year due to the higher sales and benefit of favorable pricing in excess of commodity costs. Looking longer term, we remain highly focused on growing the business both organically through the construction market recovery, new product introductions and acquisitions. We have been active on the acquisition front with four deals completed in the past few quarters and we are intent on doing more. Our balance sheet remains in a strong position to pursue additional acquisitions and ample opportunities remain in the highly fragmented electrical component space. So we remain optimistic and are planning to grow the business while also expanding our annual operating margins which should benefit shareholders.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2011.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Net Sales	$778.4	$709.2	$1,502.2	$1,367.3
Cost of goods sold	518.6	479.3	1,008.3	932.2

Gross Profit	259.8	229.9	493.9	435.1
Selling & administrative expenses	135.3	124.8	267.7	246.4

Operating income	124.5	105.1	226.2	188.7
Operating income as a % of Net sales	16.0%	14.8%	15.1%	13.8%
Interest expense, net	(7.1)	(7.5)	(14.3)	(15.0)
Other expense, net	(1.3)	(1.7)	(1.2)	(3.8)

Total other expense, net	(8.4)	(9.2)	(15.5)	(18.8)
Income before income taxes	116.1	95.9	210.7	169.9
Provision for income taxes	38.1	30.2	69.1	53.5

Net income	$78.0	$65.7	$141.6	$116.4
Less: Net income attributable to noncontrolling interest	0.5	0.5	0.9	0.9

Net income attributable to Hubbell	$77.5	$65.2	$140.7	$115.5

Earnings Per Share:
Basic	$1.31	$1.08	$2.37	$1.91
Diluted	$1.29	$1.07	$2.34	$1.89
Cash dividends per common share	$0.41	$0.38	$0.82	$0.76

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$544.6	$569.6
Short-term investments	15.2	12.8
Accounts receivable, net	437.6	394.3
Inventories, net	355.3	318.3
Deferred taxes and other	53.2	58.5

TOTAL CURRENT ASSETS	1,405.9	1,353.5
Property, plant and equipment, net	356.5	359.6
Investments	38.5	42.0
Goodwill	746.7	727.3
Intangible assets, net	283.6	269.5
Other long-term assets	78.1	94.6

TOTAL ASSETS	$2,909.3	$2,846.5

LIABILITIES AND EQUITY
Short-term debt	$0.2	$2.9
Accounts payable	235.0	215.7
Accrued salaries, wages and employee benefits	52.6	71.1
Accrued insurance	47.1	46.2
Dividends payable	24.3	22.5
Other accrued liabilities	121.4	133.7

TOTAL CURRENT LIABILITIES	480.6	492.1
Long-term debt	596.5	596.3
Other non-current liabilities	281.1	284.6

TOTAL LIABILITIES	1,358.2	1,373.0
Hubbell Shareholders’ Equity	1,545.2	1,467.8
Noncontrolling interest	5.9	5.7

TOTAL EQUITY	1,551.1	1,473.5

TOTAL LIABILITIES AND EQUITY	$2,909.3	$2,846.5

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30
	2012	2011
Cash Flows From Operating Activities
Net income attributable to Hubbell	$140.7	$115.5
Depreciation and amortization	33.0	34.8
Stock-based compensation expense	5.3	5.1
Deferred income taxes	6.8	15.3
Changes in working capital	(76.1)	(50.4)
Contributions to defined benefit pension plans	(6.3)	(1.4)
Other, net	1.2	(2.5)

Net cash provided by operating activities	104.6	116.4

Cash Flows From Investing Activities
Capital expenditures	(21.0)	(31.1)
Acquisition of businesses, net of cash acquired	(53.0)	—
Net change in investments	2.1	(0.9)
Other, net	6.3	4.0

Net cash used in investing activities	(65.6)	(28.0)

Cash Flows From Financing Activities
Short-term debt borrowings, net	(2.7)	0.3
Payment of dividends	(46.9)	(44.9)
Acquisition of common shares	(42.1)	(82.2)
Proceeds from exercise of stock options	19.8	17.0
Other, net	8.8	3.3

Net cash used in financing activities	(63.1)	(106.5)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.9)	7.8

Decrease in cash and cash equivalents	(25.0)	(10.3)
Cash and cash equivalents
Beginning of period	569.6	520.7

End of period	$544.6	$510.4

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Net Sales
Electrical	$536.3	$497.9	$1,041.4	$964.0
Power	242.1	211.3	460.8	403.3

Total Net Sales	$778.4	$709.2	$1,502.2	$1,367.3

Operating Income
Electrical	$81.2	$69.2	$145.0	$126.8
Power	43.3	35.9	81.2	61.9

Total Operating Income	$124.5	$105.1	$226.2	$188.7

Operating Income as a % of Net Sales
Electrical	15.1%	13.9%	13.9%	13.2%
Power	17.9%	17.0%	17.6%	15.3%
Total	16.0%	14.8%	15.1%	13.8%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Numerator:
Net income attributable to Hubbell	$77.5	$65.2	$140.7	$115.5
Less: Earnings allocated to participating securities	0.3	0.3	0.5	0.5

Net income available to common shareholders	$77.2	$64.9	$140.2	$115.0
Denominator:
Average number of common shares outstanding	59.1	60.0	59.2	60.2
Potential dilutive shares	0.6	0.8	0.6	0.8

Average number of diluted shares outstanding	59.7	60.8	59.8	61.0

Earnings per Share:
Basic	$1.31	$1.08	$2.37	$1.91
Diluted	$1.29	$1.07	$2.34	$1.89

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2012	December 31, 2011
Total Debt	$596.7	$599.2
Total Hubbell’s Shareholders’ Equity	1,545.2	1,467.8

Total Capital	$2,141.9	$2,067.0

Total Debt to Total Capital	28%	29%
Total Debt	$596.7	$599.2
Less: Cash and cash equivalents	(544.6)	(569.6)
Investments	(53.7)	(54.8)

Net Debt	$(1.6)	$(25.2)

Net Debt to Total Capital	(0%)	(1%)

Note:	Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Six Months Ended June 30
	2012	2011
Net cash provided by operating activities	$104.6	$116.4
Less: Capital Expenditures	(21.0)	(31.1)

Free cash flow	$83.6	$85.3

Note:	Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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